EXHIBIT 99.1

Press Release	Source:	e-SMART Technologies Logo Appears Here

CONTACT: e-Smart® Media Relations

703-768-7477

e-SMART® Technologies To Deliver 20 Million “I AM”™ Super SMART™

Cards to Samsung S1

New York and Seoul, February 26, 2008 / PRNewswire-FirstCall via COMTEX/ — e-SMART® Technologies, Inc., (Pink Sheets: ESMT); with its parent company, IVI Smart Technologies, Inc., (“e-SMART”® or the “Company”) is pleased to announce that it has executed a contract with the Samsung S1 Corporation, (part of the Samsung family of companies) to deliver to Samsung 20 million “I AM”™ cards, the Company’s most advanced Super SMART™ Card.

Pursuant to the contract, Samsung S1 shall make an irrevocable purchase order for each order and shall pay the full amount in cash to e-SMART® within 30 days of the placement of each order. e-SMART® will deliver 20 million “I AM”™ Super SMART™ Cards over a two year period to Samsung S1. Deliveries of the first order of 10 million cards are planned to begin in June 2008 and continue through March 1st 2009, with the orders of the second 10 million delivered over the following 12 months. Although it is too early to predict exact profitability, the Company believes the Samsung orders may produce profits in excess of $100 million. As announced in previous press releases, it is the Company’s intention to move in the immediate future to the Bulletin Board, followed by a move to the NASDAQ or the American Stock Exchange as soon as possible.

Mary Grace, CEO of e-SMART® said, “We are pleased to announce this contract, which we believe is the largest order of its kind placed in the world to date for a biometric smart card such as e-SMART’s® “I AM”™ card. As Samsung is one of the leaders in smart card technology in the world, this contract confirms their opinion of the uniqueness and value of e-SMART’s® “I AM”™ Super SMART Cards™. The contract order is renewable and I anticipate that this is the first of a series of orders for our advanced “I AM”™ card, not only for Samsung and Korea but for many more countries with whom we have been closely working with over the last year.”

Samsung S1 is a leading manufacturer and provider of advanced smart cards in the world, offering security solutions in as diverse arenas as crime and fire prevention to information and communication services. As a leader in the digital era, the Samsung S1 Corporation is uniquely focused on the ever increasing need for advanced smart cards, communication security and mobile security as well, with a special focus on providing a single smart card with a variety of applications, including but not limited to security cards, credit cards, transportation cards, e-money, medical cards and PC security.

e-SMART® Technologies, Inc., is the exclusive supplier of the Biometric Verification Security™ (BVS2™) system, the “I AM”™ card and the Super SMART Card™ system and related system technologies for Asia, Africa and the U.S., which e-SMART® believes to be the world’s first smartcard of its kind with an on-card sensor and a full match on-card system and other unique technologies for secure biometric ID verification. e-SMART’s® next generation technologies allow governments, public and private institutions, healthcare providers and insurers, companies large and small, to provide a superior level of protection. The “I AM”™ card, Super SMART Card™ system and BVS2™ security system can aid countries in preventing criminal and terrorist threats, ID and payment fraud, and identity theft in connection with physical and logical access and financial transactions, including telephone, Internet payment and other financial and data related transactions all while protecting individual privacy.

SAFE HARBOR STATEMENT

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. While these statements are made to convey to the public the Company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent the management’s opinion. While management believes such representations to be true and accurate based on information available to the Company at this time, actual results may differ materially from those described.

For more information about e-Smart® Technologies, please visit http://www.e-smart.com or contact Media Relations at 703-768-7477 or media@e-smart.com

SOURCE e-Smart® Technologies, Inc.

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